Exhibit 99.1

April 24, 2014

NEWBRIDGE REPORTS 20% INCREASE IN FIRST QUARTER PRE-TAX CORE OPERATING RESULTS

First-Quarter 2014 Highlights

•	Net income totaled $3.5 million
•	Net interest income rose $1.6 million from the prior year
•	Loans grew $27 million for the quarter, an annualized rate of 8%
•	Core deposits expanded $27 million for the quarter, fully funding loan growth
•	Net loan chargeoffs fell 83% from the prior year
•	Classified assets declined 12%
•	Provision for credit losses declined 85% from the prior year
•	Remaining balance of preferred shares redeemed
•	Shareholders approved merger with CapStone Bank

Subsequent First-Quarter Events

•	Completed merger and systems conversion with CapStone Bank
•	Announced realignment of retail banking resources which is expected to result in a 5% reduction in the Company’s work force

First-Quarter Results Include

•	Current year tax rates returned to a normalized rate of 36% versus 0% the prior year
•	Merger-related expense totaled $88,000 for the quarter
•	Reversed previously accrued interest income totaling $200,000 due to a rise in nonaccruing loans and accelerated premium amortization of $153,000 due to the early payoff of an investment security acquired at a premium
•	The reversed interest income lowered the net interest margin 8 basis points for the quarter to 3.75%

GREENSBORO, N.C. – NewBridge Bancorp (NASDAQ: NBBC) today reported earnings for the quarter ended March 31, 2014. Net income available to common shareholders totaled $3.1 million compared to $4.0 million reported for the quarter ended March 31, 2013. Earnings per diluted common share for the current year were $0.11 compared to $0.13 per share reported a year ago. Prior year results benefitted from a 0% effective tax rate as the Company was recapturing an impairment valuation allowance against its deferred tax asset. Current year results are expected to be taxed at a normalized effective tax rate of 36%, resulting in a $1.9 million provision for taxes. Prior year results also benefitted from a net gain on the sale of securities totaling $208,000.

Pressley A. Ridgill, President and Chief Executive Officer said, “I am pleased to report our first quarter pre-tax core operating results improved by 20%, excluding the current year’s merger costs and the prior year’s securities gains. Pre-tax core net income improved to $5.4 million, a $916,000 increase over the prior year’s results. We were able to achieve these results through the effective execution of our growth strategies, which rely heavily on organic growth bolstered by strategic acquisitions. From March of 2013 to March of 2014, the Company’s total assets increased 19%, or $326 million. During this period, the Company also made efficient capital decisions such as redeeming the outstanding preferred shares and warrant. Average diluted common shares outstanding declined by 1.1 million shares from 2013, and preferred dividends declined 54% from the prior year. We are also pleased to report subsequent to quarter end, our merger with CapStone Bank was completed and its information systems were successfully converted to our legacy systems. This merger, along with our October 2013 acquisition of Security Savings Bank, and our recently announced realignment of retail banking resources are expected to significantly improve our performance efficiency.”

Net Interest Income

Net interest income increased 10.5%, or $1.6 million, to $16.6 million for the quarter ended March 31, 2014 compared to the quarter ended March 31, 2013. The growth in net interest income was due primarily from a rise in the average balance of earning assets, principally loans, but was partially offset by a decline in the yield on loans. The average balance of earning assets increased 15.2%, or $238 million, to $1.81 billion during the quarter compared to the same period a year ago. Average loan balances grew $260 million from the same period last year, in part due to $131 million of average loans acquired from the Security Savings Bank merger. Growth in net interest income for the three months ended March 31, 2014 was partially offset by the reversal of $200,000 of accrued interest on loans placed on nonaccrual and $153,000 of accelerated premium amortization on investments combined with the interest cost on $15.5 million of newly issued subordinated debt. The accelerated premium amortization was due to the early payoff of a pool of securities that were held at a premium. The net interest margin on a linked-quarter basis declined 4 basis points to 3.75%; however, the above two interest adjustments resulted in an 8 basis point decline for the quarter. From the prior year, the net interest margin declined 17 basis points due to continued compression caused by the low interest rate environment. The yield on earning assets declined 20 basis points to 4.07% from the prior year, whereas the cost of interest bearing liabilities declined just 6 basis points to 0.38% compared to the prior year.

Noninterest Income

Noninterest income, excluding $208,000 of securities gains from the prior year, declined $139,000 to $4.3 million for the quarter ended March 31, 2014. The decline in noninterest revenue was caused by a $429,000 drop in mortgage revenue. Retail banking revenue, wealth management fees and other noninterest income grew over the prior year, offsetting much of the decline. Retail banking revenues increased $154,000, or 6.4%, wealth management revenue climbed $74,000, or 11.5%, and other sources of noninterest income increased $62,000, or 7.4%.

Noninterest Expense

Noninterest expense increased 10.3%, or $1.4 million, to $15.5 million for the quarter ending March 31, 2014 compared to $14.0 million for the prior year period. The rise in noninterest expense was due in large part to six new office locations added through the merger with Security Savings Bank. Expenses associated with other real estate owned (“OREO”) increased from $36,000 in the March 2013 quarter to $398,000 in the March 2014 quarter. The rise in OREO expense was primarily attributed to losses on the sale of OREO. Partially offsetting the rise in noninterest expense, legal fees and FDIC insurance assessments declined a combined $191,000 from the prior year. The decline in legal fees is primarily a result of lower cost associated with lower problem loan assets. Merger-related expense associated with the closing of Security Savings Bank and CapStone Bank totaled $88,000 for the quarter.

Balance Sheet

Total assets increased $73.0 million for the quarter to $2.04 billion at March 31, 2014. Loans held for investment increased $27.1 million, or 1.9%, for the quarter while investments increased $41.3 million. Growth in the loan portfolio was due primarily to continued growth from commercial lending activities. Commercial and construction lending accounted for all of the $27 million of growth during the quarter, whereas residential and consumer loans in total were largely unchanged. The Company expanded the investment portfolio $41 million during the quarter through blended purchases of government agency mortgage backed securities and select corporate debt securities. Primarily, the investments were purchased as held to maturity investments. These investments had an average duration of 5.1 years and a weighted average yield of 2.70%.

Total liabilities increased $83 million during the quarter, including a $68 million increase in deposits. Total deposits were $1.62 billion at March 31, 2014. Seventy percent of the Company’s deposits are core transaction, savings and money market accounts. These core accounts increased $27.3 million, or 2.5%, during the quarter and completely funded new loan growth. The weighted average cost of the Company’s $1.1 billion of core accounts was 0.12% at March 31, 2014. Time deposit balances increased $41 million during the quarter due to an increase in brokered deposits. Non-deposit liabilities increased $14.8 million during the quarter due to the issuance of $15.5 million of subordinated debt. The debt was issued as an efficient form of regulatory tier 2 eligible capital, and the proceeds were used for redemption of the balance of the preferred securities. The interest rate on this debt is 7.25%; however, the after tax cost is below 5%.

Shareholders’ equity declined $10.0 million due to the redemption of $15.0 million of preferred securities in March. Common equity increased $5.0 million on retained earnings of $3.1 million and $1.8 million of changes in comprehensive income. The Company’s tangible book value per share increased from $5.05 per share at December 31, 2013 to $5.22 at March 31, 2014.

Asset Quality

Asset quality improved during the quarter as total classified assets declined $6.1 million, or 12%, to $45.2 million. Classified assets totaled 24.8% of the Bank’s total capital at March 31, 2014. Nonperforming assets increased $1.5 million due primarily to a rise in nonaccruing loans, which increased $3.7 million. Net chargeoffs for the quarter ending March 31, 2014 totaled $259,000, or 0.07% of loans (annualized). Compared to the prior year, net loan chargeoffs declined 83%. Likewise, provision expense declined 85% from the prior year to $144,000 for the current quarter. Nonperforming assets to total assets were largely unchanged at 0.91%; however, the percentage of nonperforming loans increased from 0.66% at December 31, 2013 to 0.89%. OREO declined $1.9 million during the quarter to $5.6 million. The allowance for credit losses was $24.4 million at March 31, 2014, or 1.69% of total loans held for investment and 190% of nonperforming loans.

Outlook

On April 1, 2014 the Company completed the acquisition of CapStone Bank, and the Company’s total assets increased 16% to $2.4 billion. We remain focused on building efficiencies and obtaining additional earnings power both organically and through opportunistic but carefully considered acquisitions.  We believe the Company’s net interest margin will generally remain under pressure from an interest rate environment that likely will be unchanged for 2014.

On April 21, 2014, the Company announced an initiative to realign retail banking resources. Our goal is to improve the versatility of our sales team while providing them with better technology and an improved suite of products. We are replacing our traditional branch staffing model of a manager surrounded by client service representatives with a simpler model consisting entirely of client service managers. Non-client focused operations will be centralized away from the branches, freeing our retail staff to focus exclusively on client engagement. Over time, these changes will result in an estimated 5% reduction in the Company’s work force.

Use of Non-GAAP Measures

Tangible common shareholders’ equity percentages have become a focus of some investors. Because tangible common shareholders’ equity is not formally defined by generally accepted accounting principles in the United States (“GAAP”), this measure is considered to be a non-GAAP financial measure, and other entities may calculate it differently. Since analysts and banking regulators may assess our capital adequacy using tangible common shareholders’ equity, management believes that it is useful to provide investors with the ability to assess the Company’s capital adequacy on the same basis.

About NewBridge Bancorp

NewBridge Bancorp is the bank holding company for NewBridge Bank, a full service, state-chartered community bank headquartered in Greensboro, North Carolina. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”

NewBridge Bank is one of the largest community banks in North Carolina. NewBridge Bank serves small to midsize businesses, professionals and consumers with a comprehensive array of financial services, including retail and commercial banking, private banking, wealth management and mortgage banking. NewBridge Bank currently has assets of approximately $2.4 billion with 40 branches and several loan production offices throughout North Carolina.

Disclosures About Forward Looking Statements

The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. These forward looking statements express management’s current expectations, plans or forecasts of future events, results and condition, including financial and other estimates and expectations regarding the acquisitions of Security Savings Bank and CapStone Bank and the general business strategy of engaging in bank acquisitions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.

Investors may contact:
Ramsey Hamadi, Chief Financial Officer	336-369-0975
Richard Cobb, Controller & Chief Accounting Officer	336-369-0914
David Barksdale, Chief Strategy Officer	336-369-0939

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FINANCIAL SUMMARY

	Three Months Ended March 31
	2014	2013
Income Statement Data
(Dollars in thousands, except share data)
Interest income:
Loans	$15,111	$13,426
Investment securities	2,952	2,991
Other	1	7
Total interest income	18,064	16,424
Interest expense:
Deposits	857	788
Borrowings from the FHLB	186	253
Other	385	326
Total interest expense	1,428	1,367
Net interest income	16,636	15,057
Provision for credit losses	144	979
Net interest income after provision for credit losses	16,492	14,078
Noninterest income:
Retail banking	2,579	2,425
Mortgage banking services	129	558
Wealth management services	716	642
Gain on sale of investment securities	-	208
Bank-owned life insurance	448	460
Other	454	380
Total noninterest income	4,326	4,673
Noninterest expense:
Personnel	8,341	7,827
Occupancy	1,186	1,014
Furniture and equipment	907	819
Technology and data processing	1,117	986
Legal and professional	538	673
FDIC insurance	397	453
Other real estate owned	398	36
Merger related expense	88	-
Other	2,495	2,212
Total noninterest expense	15,467	14,020
Income before income taxes	5,351	4,731
Income tax expense	1,900	-
Net income	3,451	4,731
Dividends and accretion on preferred stock	(337)	(730)
Net income available to common shareholders	$3,114	$4,001
Net income per share - basic	$0.11	$0.19
Net income per share - diluted	$0.11	$0.13

FINANCIAL SUMMARY

	2014	2013
	First	Fourth		Third	Second	First
	Quarter	Quarter		Quarter	Quarter	Quarter
Period-End Balance Sheet
(Dollars in thousands)
Assets
Loans held for sale	$3,486	$3,530		$3,744	$5,908	$2,439
Loans held for investment	1,443,841	1,416,703		1,266,361	1,199,711	1,169,887
Allowance for credit losses	(24,435)	(24,550)		(25,385)	(26,395)	(26,067)
Net loans held for investment	1,419,406	1,392,153	*	1,240,976	1,173,316	1,143,820
Investment securities	410,122	368,866		357,537	378,011	398,382
Other earning assets	4,075	3,915		24,583	2,109	11,752
Intangible assets	8,046	8,315		2,535	2,711	2,893
Other non-earning assets	193,134	188,453		172,967	168,040	152,793
Total Assets	$2,038,269	$1,965,232		$1,802,342	$1,730,095	$1,712,079

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$258,058	$240,979		$241,246	$225,089	$214,642
Savings deposits	65,386	62,353		48,794	49,008	47,050
NOW accounts	454,198	439,624		413,268	425,129	425,307
Money market accounts	351,797	359,174		334,091	345,482	324,864
Time deposits	492,809	451,866		374,611	320,759	341,091
Total deposits	1,622,248	1,553,996	**	1,412,010	1,365,467	1,352,954
Total borrowings	244,774	229,774		209,474	185,074	138,774
Other liabilities	14,422	14,670		18,012	18,856	20,393
Shareholders' equity - preferred	-	15,000		14,981	14,961	52,163
Shareholders' equity - common	156,825	151,792		147,865	145,737	147,795
Total Liabilities and Shareholders' Equity	$2,038,269	$1,965,232		$1,802,342	$1,730,095	$1,712,079

*	Includes $121.5 million from Security Savings Bank acquisition
**	Includes $154.3 million from Security Savings Bank acquisition

ASSET QUALITY DATA

(Dollars in thousands)
Loans identified as impaired	$8,954	$5,879	$9,607	$10,610	$15,772
Other nonperforming loans	3,883	3,519	1,896	3,207	3,613
Total nonperforming loans	$12,837	$9,398	$11,503	$13,817	$19,385

Total nonperforming loans	$12,837	$9,398	$11,503	$13,817	$19,385
Other real estate owned	5,633	7,566	2,695	4,508	4,781
Total nonperforming assets	$18,470	$16,964	$14,198	$18,325	$24,166

Net chargeoffs	259	1,477	1,043	709	1,542
Allowance for credit losses	24,435	24,550	25,385	26,395	26,067
Allowance for credit losses to loans held for investment	1.69%	1.73%	2.00%	2.20%	2.23%
Nonperforming loans to loans held for investment	0.89	0.66	0.91	1.15	1.66
Nonperforming assets to total assets	0.91	0.86	0.79	1.06	1.41
Nonperforming loans to total assets	0.63	0.48	0.64	0.80	1.13
Net chargeoff percentage (annualized)	0.07	0.42	0.34	0.24	0.54
Allowance for credit losses to nonperforming loans	190.35	261.23	220.68	191.03	134.47

Allowance for credit losses rollforward	Three Months Ended March 31
	2014	2013

Beginning balance	$24,550	$26,630
Chargeoffs	958	2,016
Recoveries	699	474
Net chargeoffs	259	1,542
Provision for credit losses	144	979
Ending balance	$24,435	$26,067

INVESTMENT PORTFOLIO

(Dollars in thousands)	As of March 31, 2014
	Amortized	Gross	Gross	Estimated	Average		Average
	Cost	Unrealized gain	Unrealized loss	Fair value	Yield (%)		Duration (years)

Available for Sale*
US Agency	$49,095	$-	$(3,281)	$45,814	2.07%		7.45
Agency mortgage backed securities	13,258	1,223	-	14,481	5.02		2.90
Collateralized mortgage obligations	6,170	319	-	6,489	5.53		2.34
Commercial mortgage backed securities	34,979	1,377	(69)	36,287	3.34		3.22
Covered bonds	49,947	2,912	(165)	52,694	3.49		2.68
Corporate bonds	113,761	4,496	(264)	117,993	3.77		3.92
Municipal obligations	14,465	274	(75)	14,664	6.19	**	5.07
Total debt securities	281,675	10,601	(3,854)	288,422	3.60	**	4.21
Federal Home Loan Bank stock	9,687	-	-	9,687
Other	8,700	533	(320)	8,913
Total Available for Sale	$300,062	$11,134	$(4,174)	$307,022

Held to Maturity*
US Agency	$28,739	$25	$(1,220)	$27,544	2.13%		6.49
Agency mortgage backed securities	55,266	391	(59)	55,598	2.55		5.78
Covered bonds	4,981	-	(39)	4,942	2.08		4.63
Corporate bonds	12,964	22	(5)	12,981	4.57		6.49
Municipal obligations	1,150	-	(24)	1,126	4.28	**	13.65
Total Held to Maturity	$103,100	$438	$(1,347)	$102,191	2.68	**	6.10

*	Available for sale securities are carried at fair value on the balance sheet while held to maturity securities are carried at amortized cost.
**	Fully taxable equivalent basis

COMMON STOCK DATA

	2014	2013
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter

Market value:
End of period	$7.14	$7.43	$7.29	$5.99	$5.89
High	7.62	7.92	9.17	6.41	6.48
Low	6.55	6.40	5.96	5.55	4.50
Book value	5.50	5.33	5.19	5.12	5.19
Tangible book value	5.22	5.05	5.10	5.02	5.09
Average shares outstanding	28,487,709	28,478,316	28,478,316	28,461,665	21,055,250
Average diluted shares outstanding	28,597,530	28,584,755	28,572,565	29,139,456	29,702,488
Class A shares at end of period	25,303,820	25,291,568	25,291,568	25,291,568	25,257,130
Class B shares at end of period	3,186,748	3,186,748	3,186,748	3,186,748	3,186,748

OTHER DATA

	Three Months Ended March 31
	2014	2013

Tangible common equity	$148,779	$144,693
Return on average assets	0.71%	1.13%
Return on average equity	8.27	9.74
Net yield on earning assets	3.75	3.92
Average loans to assets	72.28	68.65
Average loans to deposits	90.21	87.38
Average noninterest - bearing deposits to total deposits	15.47	15.66
Average equity to assets	8.56	11.57
Total capital as a percentage of total risk weighted assets	11.64	16.88
Tangible common equity as a percentage of tangible assets	7.33	8.47
Tangible common equity as a percentage of total risk weighted assets	9.37	10.79

ANALYSIS OF YIELDS AND RATES

	Three Months Ended March 31, 2014			Three Months Ended March 31, 2013
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
	Balance	Expense*	Rate	Balance	Expense*	Rate
(Fully taxable equivalent basis, dollars in thousands)
Earning Assets
Loans receivable	$1,428,862	$15,111	4.29%	$1,168,844	$13,426	4.66%
Investment securities	377,690	3,029	3.21%	388,546	3,091	3.18%
Other earning assets	1,223	1	0.33%	11,999	7	0.24%
Total Earning Assets	1,807,775	18,141	4.07%	1,569,389	16,524	4.27%
Non-Earning Assets	169,058			133,234
Total Assets	$1,976,833	18,141		$1,702,623	16,524

Interest-Bearing Liabilities
Deposits	$1,338,911	857	0.26%	$1,128,121	788	0.28%
Borrowings	207,798	571	1.11%	147,572	579	1.59%
Total Interest-Bearing Liabilities	1,546,709	1,428	0.38%	1,275,693	1,367	0.44%
Noninterest-bearing deposits	244,968			209,522
Other liabilities	15,842			20,354
Shareholders' equity	169,314			197,054
Total Liabilities and Shareholders' Equity	$1,976,833	1,428		$1,702,623	1,367
Net Interest Income		$16,713			$15,157
Net Interest Margin			3.75%			3.92%
Interest Rate Spread			3.69%			3.83%

*	Income related to securities exempt from federal income taxes is stated on a fully taxable-equivalent basis, assuming a federal income tax rate of 35%, and is then reduced by the non-deductible portion of interest expense. The adjustments made to convert to a fully taxable-equivalent basis were $77 for 2014 and $100 for 2013.

NON-GAAP MEASURES

Pre-tax core net income

(Dollars in thousands)

	Three Months Ended March 31
	2014	2013

Pre-tax net income	$5,351	$4,731
Less gain on sale of investment securities	-	(208)
Less merger-related expense	88	-
Pre-tax core net income	$5,439	$4,523